                                DISTRIBUTION PLAN
                             FIRST FUNDS: CLASS III


THIS Distribution Plan (the Distribution Plan), made as of March 20, 1993, is the plan of First Funds (the Trust), a business trust organized and existing under the laws of the Commonwealth of Massachusetts, on behalf of each series of the Trust, U.S. Government Money Market Portfolio, U.S. Treasury Money Market Portfolio, Municipal Money Market Portfolio, Cash Reserve Portfolio, Bond Portfolio, Growth & Income Portfolio, Tennessee Tax-Free Portfolio, Capital Appreciation Portfolio, Intermediate Bond Portfolio, and any future series established and designated by the Board of Trustees (each a Portfolio).

1. This Distribution Plan, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the 1940 Act), for shares of beneficial interest of Class III (Class III Shares) of each Portfolio of the Trust.

2. The Trust has entered into a General Distribution Agreement on behalf of each Portfolio with ALPS Mutual Funds Service, Inc. (ALPS) under which ALPS uses all reasonable efforts, consistent with its other business, to secure purchasers of each Portfolio's share including the Class III Shares. Such efforts may include, but neither are required to include nor are limited to, the following:

          1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising;

          2) preparation, printing and distribution of sales literature;

          3) preparation, printing and distribution of prospectuses of each Portfolio and reports to recipients other than existing shareholders of each Portfolio;

          4) obtaining such information, analyses and reports with respect to marketing and promotional activities as ALPS may from time to time, deem advisable;

          5) making payments to securities dealers and others engaged in the sales of Class III Shares; and

          6) providing training, marketing and support to such dealers and others with respect to the sales of Class III Shares.


3. In consideration for the services provided and the expenses incurred by ALPS pursuant to the General Distribution Agreement, Class III of each Portfolio shall pay to ALPS a fee at the annual rate of up to (and including) .75% of such Class' average daily net assets throughout the month, or such lesser amount as may be established from time to time by the Trustees of the Trust by resolution, as specified in this paragraph; provided that, for any period during which the total of such fee and all other expenses of a Portfolio holding itself out as a money market fund under Rule 2a-7 under the 1940 Act or of the Class III of such a Portfolio, would exceed the gross income of that Portfolio (or of the Class III thereof), such fee shall be reduced by such excess. Such fee shall be computed daily and paid monthly. The determination of daily net assets for each Portfolio shall be made at the close of business each day throughout the month and computed in the manner specified in each Portfolio's then current Prospectus for the determination of the net asset value of Class III Shares of such Portfolio, but shall exclude assets attributable to any other Class of each Portfolio. ALPS may use all or any portion of the fee received pursuant to the Distribution Plan to compensate securities dealers or other persons who have engaged in the sale of Class III Shares pursuant to agreements with ALPS, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.


4. This Distribution Plan became effective with respect to the Class III of a Portfolio as of March 20, 1993, this Distribution Plan having been approved
(1) by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreement related to the Distribution Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on this Distribution Plan; and (2) by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Class III of the affected Portfolio.

5. During the existence of this Distribution Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

6. This Distribution Plan shall, unless terminated as hereinafter provided, remain in effect until July 1, 1994 and from year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Distribution Plan.

7. This Distribution Plan may be amended with respect to the Class III Shares of a Portfolio, at any time by the Board of Trustees, provided that (a) any amendment to increase materially the maximum fee provided for in paragraph 3 hereof, must be approved by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class III of the affected Portfolio, and (b) any material amendment of this Distribution Plan must be approved in the manner provided in paragraph 4(1) above.

8. This Distribution Plan may be terminated with respect to the Class III Shares of a Portfolio, at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of the Class III of the affected Portfolio.

9. During the existence of this Distribution Plan, the Trust shall require ALPS to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class III Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10. This Distribution Plan does not require ALPS to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of Class III.

11. In the event that Article III, Section 26 of the NASD Rules of Fair Practice precludes any Portfolio of the Trust (or any NASD member) from imposing a sales charge (as defined in that Section) or any portion thereof, then ALPS shall not make payments hereunder from the date that the Portfolio discontinues or is required to discontinue imposition of some or all of its sales charge, ALPS will receive payments hereunder.

12. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Class III thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Class III of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or other Portfolios of the Trust or of any Trustee.

13. If any provision of the Distribution Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Distribution Plan shall not be affected thereby.